Exhibit 99.1

Methode Electronics Appoints Lars Ullrich as
Senior Vice President, Global Automotive Business

Chicago, IL – November 20, 2024 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting system and power distribution applications, announced today that Lars Ullrich has been appointed as Senior Vice President, Global Automotive Business, effective December 2, 2024. The newly created position will oversee all global strategic, launch, and commercial activities for the company’s automotive business.

Mr. Ullrich most recently held the position of Head of Region Americas and Chief Business Officer for Larsen and Toubro Semiconductor Technologies, a semiconductor start-up company. He has over 20 years of business and strategic leadership experience in multinational companies, mainly at automotive suppliers such as Infineon Technologies and Robert Bosch. During his career, he has built a reputation for strategic and innovative thinking, a collaborative approach to customer relationships, operational excellence, and bringing clarity to transformations along the entire value chain.

President and Chief Executive Officer Jon DeGaynor said, “We are pleased to appoint an experienced executive of Lars’ caliber to head our global automotive business. He brings a track record of delivering innovative and successful product solutions within our industries as well as unifying and transforming global teams to exceed customer expectations and achieve impressive growth targets. He will be a strong addition to our leadership team and help us to develop and launch systems that delight our customers.”

About Lars Ullrich

Lars Ullrich most recently held the position of Head of Region Americas and Chief Business Officer for Larsen and Toubro Semiconductor Technologies since February 2024. Prior to joining Larsen and Toubro, Mr. Ullrich had been Vice President and then Senior Vice President at Infineon Technologies Americas from 2019 until 2024 mainly in Automotive Division Americas. He previously held manager, director, and vice president positions at Robert Bosch from 2000 to 2019 in various regions as well as functions including marketing, executive chief of staff, and product management. Mr. Ullrich holds an aeronautical engineering degree from the University of Applied Science, Aachen.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliance. Our business is managed on a segment basis, with those segments being Automotive, Industrial, and Interface.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President Investor Relations

rcherry@methode.com

708-457-4030